Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-135452, 333-171466 and 333-186356) on Form S-8 of Northeast Bancorp of our reports dated September 13, 2018, relating to the consolidated financial statements of Northeast Bancorp and the effectiveness of internal control over financial reporting of Northeast Bancorp, appearing in this Annual Report on Form 10-K of Northeast Bancorp for the year ended June 30, 2018.

/s/RSM US LLP

Boston, Massachusetts

September 13, 2018